Exhibit 99.1

EXHIBIT 99.1 PRESS RELEASE, DATED JUNE 11, 2008, OF ENERSYS REGARDING FOURTH QUARTER AND FISCAL YEAR 2008 FINANCIAL RESULTS

EnerSys Reports Fourth Quarter and Fiscal Year 2008 Results

Reading, PA, USA, June 11, 2008 - EnerSys (NYSE: ENS), the world’s largest manufacturer, marketer and distributor of industrial batteries, announced today that for its 4th fiscal quarter of 2008, which ended on March 31, net earnings increased 84% compared to the 4th fiscal quarter of the prior year. Net sales for the 4th fiscal quarter of 2008 were $582 million, which represents a 41% increase compared to the 4th fiscal quarter of the prior year. Net earnings for the full fiscal 2008 increased 32% compared to the prior year. Net sales for fiscal 2008 were $2.03 billion, which represents a 35% increase compared to the prior year.

Net earnings for the 4th fiscal quarter of 2008 were $19.5 million or $0.39 per diluted share, including an unfavorable $0.03 per share impact from the $1.2 million ($1.8 million pre-tax) charge for the European restructuring plan and $0.1 million ($0.2 million pre-tax) of professional fees related to a secondary stock offering. Excluding the highlighted charges, non-GAAP adjusted net earnings for the 4th fiscal quarter of 2008 were $20.8 million or $0.42 per diluted share. This compares to diluted net earnings per share of $0.22 for the 4th fiscal quarter of 2007. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

EnerSys’ operating results for its reporting segments for the fourth fiscal quarter of 2008 and comparable prior year period are as follows (in millions):

	Fiscal quarter ended
	March 31, 2008		March 31, 2007
	Net Sales	Operating Earnings	Net Sales	Operating Earnings
Reserve Power	$252.6	$12.4	$168.4	$4.2
Motive Power	329.3	26.6	245.2	18.2
Restructuring charges	—	(1.8)	—	—

	$581.9	$37.2	$413.6	$22.4

Net earnings for fiscal 2008 were $59.7 million or $1.22 per diluted share, and included an unfavorable $0.20 per share impact from a $9.1 million ($13.2 million pre-tax) charge for the European restructuring plan and $0.4 million ($0.6 million pre-tax) of professional fees related to secondary stock offerings. Net earnings for fiscal 2007 were $45.2 million or $0.95 per diluted share, and included $0.8 million ($1.1 million pre-tax) of professional fees related to a secondary stock offering and the favorable impact of $2.6 million ($3.8 million pre-tax) of litigation settlement income and a favorable $2.0 million non-recurring tax benefit. Excluding the highlighted charges and income items in both fiscal years, non-GAAP adjusted net earnings for fiscal 2008 were $69.2 million or $1.42 per diluted share, a 67% increase when compared to non-GAAP adjusted net earnings for fiscal 2007 of $41.4 million or $0.87 per diluted share. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

EnerSys’ operating results for its reporting segments for fiscal 2008 and fiscal 2007 are as follows (in millions):

	Fiscal year ended
	March 31, 2008		March 31, 2007
	Net Sales	Operating Earnings	Net Sales	Operating Earnings
Reserve Power	$883.8	$43.8	$642.6	$31.3
Motive Power	1,142.8	88.7	861.9	58.8
Restructuring charges	—	(13.2)	—	—
Litigation settlement income	—	—	—	3.8

	$2,026.6	$119.3	$1,504.5	$93.9

“As we previously announced on May 19, we achieved record sales and earnings both in our fiscal 2008 fourth quarter and for the full year. While we faced many challenges this year, our global team worked together to successfully overcome them,” said John D. Craig, Chairman, President and Chief Executive Officer of EnerSys. “Through teamwork we were able to achieve these results in spite of experiencing $240 million in commodity cost increases.”

Craig added, “On May 19, 2008, we provided guidance for the first quarter of fiscal 2009 of non-GAAP adjusted net earnings per diluted share in the range of $0.40 to $0.44. As a result of the continuing strength of our global business, we are now providing updated guidance in the range of $0.45 to $0.49. This excludes a charge of approximately $1.8 million, $2.6 million pre-tax, or $0.04 per diluted share from our ongoing European restructuring actions, and excludes various charges of approximately $4.5 million, $6.4 million pre-tax, or $0.09 per diluted share from the refinancing activities discussed below, and excludes a credit of approximately $8.0 million, $11.0 million pre-tax, or $0.16 per diluted share from the April 2008 sale of our Manchester, UK manufacturing facility.”

The Company also reported that it has begun the previously announced refinancing of its debt and credit facilities. On May 28, 2008, the Company completed the sale of $172.5 million of senior unsecured convertible notes, and used the net proceeds of $168.2 million to repay a portion of its existing senior secured Term Loan B. The Company also commenced refinancing the outstanding combined balance of the senior secured Term B loans and its existing Revolver of approximately $200 million with a new $350 million senior secured facility comprising Term A loans and a new Revolver. The Company expects to complete the new senior secured facility in June.

“These planned refinancing transactions will strengthen our capital structure by adding senior unsecured convertible debt and a new senior secured debt facility that matures in 6 years”, said Mr. Craig. “This new debt will lower our cash interest expense and continue to provide us with operational flexibility and adequate liquidity to grow our business”.

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). EnerSys’ management uses the non-GAAP measure “adjusted net earnings” in their analysis of the Company’s performance. This measure, as used by EnerSys in past quarters and years, adjusts net earnings determined in accordance with GAAP to reflect changes in financial results associated with the Company’s restructuring initiatives and highlighted charges and income items. Management believes the presentation of this financial measure reflecting these non-GAAP adjustments provides important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results; in particular, those charges that the Company incurs as a result of restructuring activities associated with its acquisitions and those charges and credits that are not directly related to operating unit performance and are unusual in nature. Because these charges are incurred as a result of an acquisition and in connection with secondary offerings on behalf of certain of our stockholders, they are not a valid measure of the performance of our underlying business. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported or expected amounts. Non-GAAP adjusted net earnings are calculated excluding restructuring and highlighted charges. The following tables provide additional information regarding certain non-GAAP measures:

	Fiscal quarter ended
	March 31, 2008		March 31, 2007
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$19.5		$10.6
Non-GAAP adjustments (net of tax):
Restructuring charge	1.2	(1)	—
Secondary offering	0.1	(2)	—

Non-GAAP adjusted net earnings	$20.8		$10.6

Outstanding shares used in per share calculations
Basic	48,748,223		46,751,194

Diluted	49,895,646		47,570,202

Non-GAAP adjusted net earnings per share:
Basic	$0.43		$0.23

Diluted	$0.42		$0.22

Reported net earnings per share:
Basic	$0.40		$0.23

Diluted	$0.39		$0.22

	Fiscal year ended
	March 31, 2008		March 31, 2007
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$59.7		$45.2
Non-GAAP adjustments (net of tax):
Restructuring charge	9.1	(1)	—
Litigation settlement income	—		(2.6	) (3)
Shelf registration statements and secondary offerings and an abandoned acquisition	0.4	(2)	0.8	(2)
Non-recurring tax benefit	—		(2.0	) (4)

Non-GAAP adjusted net earnings	$69.2		$41.4

Outstanding shares used in per share calculations
Basic	47,645,225		46,539,638

Diluted	48,644,450		47,546,240

Non-GAAP adjusted net earnings per share:
Basic	$1.45		$0.89

Diluted	$1.42		$0.87

Reported net earnings per share:
Basic	$1.25		$0.97

Diluted	$1.22		$0.95

(1)	Resulting from pre-tax charges of $1.8 million in the fourth fiscal quarter of 2008 and $13.2 million in fiscal 2008, primarily for severance costs related to staff reductions and other restructuring activities in Europe.
(2)	Resulting from legal and professional fees related to shelf registration statements and secondary stock offerings, and, in fiscal 2007, an abandoned acquisition.
(3)	Resulting from two favorable legal settlements, net of fees and expenses, recorded in fiscal 2007.
(4)	Resulting from a non-recurring, favorable tax benefit, recorded in fiscal 2007.

EnerSys

Summary of Earnings

(In millions, except share and per share data)

(Unaudited)

	Fiscal quarter ended
	March 31, 2008	March 31, 2007
Net sales	$581.9	$413.6

Gross profit	105.8	79.5

Operating expenses	66.8	57.1

Restructuring charges	1.8	—

Operating earnings	37.2	22.4

Earnings before income taxes	29.6	15.3

Net earnings	$19.5	$10.6

Net earnings per common share
Basic	$0.40	$0.23

Diluted	$0.39	$0.22

Weighted average shares outstanding
Basic	48,748,223	46,751,194

Diluted	49,895,646	47,570,202

EnerSys Summary of Earnings (In millions, except share and per share data) (Unaudited)

	Fiscal year ended
	March 31, 2008	March 31, 2007
Net sales	$2,026.6	$1,504.5

Gross profit	381.9	311.2

Operating expenses	249.4	221.1

Restructuring charges	13.2	—

Litigation settlement income	—	(3.8)

Operating earnings	119.3	93.9

Earnings before income taxes	86.2	63.1

Net earnings	$59.7	$45.2

Net earnings per common share
Basic	$1.25	$0.97

Diluted	$1.22	$0.95

Weighted average shares outstanding
Basic	47,645,225	46,539,638

Diluted	48,644,450	47,546,240

EnerSys also announced that it will host a conference call to discuss the Company’s fourth quarter and full year results for fiscal 2008 and to provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for Thursday, June 12, at 9:00 a.m. Eastern Time, will be hosted by John D. Craig, Chairman, President & Chief Executive Officer and Michael T. Philion, Executive Vice President—Finance & Chief Financial Officer.

The call will also be Webcast on EnerSys’ website. There will be a free download of a compatible media player on the Company’s web site at http://www.enersys.com.

The conference call information is:

Date:	Thursday, June 12, 2008
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Dial-In Number:	800-299-7928
International Dial-In Number:	617-614-3926
Passcode:	10910026

A replay of the conference call will be available from 11:00 a.m. on June 12, 2008 through midnight on July 11, 2008.

The replay information is:

Via Internet:	http://www.enersys.com
Domestic Replay Number:	888- 286-8010
International Replay Number:	617-801-6888
Passcode:	80522841

For more information, contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box 14145, Reading, PA 19612-4145, USA. Tel: 800/538-3627; Web site: www.enersys.com.

EDITOR’S NOTE: EnerSys, the world leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Motive power batteries are utilized in electric fork trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at www.enersys.com.

Caution Concerning Forward-Looking Statements

Forward Looking Statement

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act) which may include, but are not limited to, statements regarding EnerSys’ earnings estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that EnerSys expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. EnerSys does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Forward-looking statements involve risks, uncertainties and assumptions. Although EnerSys does not make forward-looking statements unless it believes it has a reasonable basis for doing so, EnerSys cannot guarantee their accuracy. Actual results may differ materially from those expressed in these forward-looking statements due to a number of uncertainties and risks. For a list of such factors, which could affect EnerSys’ results, including earnings estimates, see EnerSys’ filings with the Securities and Exchange Commission, including “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008. No undue reliance should be placed on any forward-looking statements.